UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report: November 22, 2005

Science Applications International Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-12771	95-3630868
(Commission File Number)	(I.R.S. Employer Identification No.)

10260 Campus Point Drive, San Diego, CA 92121

(Address of Principal Executive Offices) (Zip Code)

(858) 826-6000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FORM 8-K

Item 1.01	Entry into a Material Definitive Agreement

(a) On November 21, 2005, Science Applications International Corporation (“SAIC”) entered into an indemnification agreement with each of its directors and executive officers. It is anticipated that the board of directors of SAIC will from time to time authorize SAIC to enter into additional indemnification agreements with future directors and executive officers. The following summary of the indemnification agreements is qualified in its entirety by reference to the form of indemnification agreement filed as Exhibit 10.1 to this report.

The indemnification agreements provide that SAIC will indemnify, to the fullest extent permitted by law, each director and executive officer (an “indemnitee”) for expenses (including attorneys’ fees), judgments, fines, penalties and settlement amounts actually and reasonably incurred by such indemnitee in connection with any threatened or pending action or proceeding arising out of any event or occurrence related to such person’s service as a director, officer, employee, consultant, agent or fiduciary of SAIC or any of its subsidiaries or any other company or enterprise to which the person provides services at the request of SAIC. SAIC will also indemnify an indemnitee for any taxes imposed as a result of payments under the indemnification agreements.

The indemnification agreements provide exclusions to SAIC’s indemnification obligations, prior to a change in control, for claims (i) initiated by the indemnitee against SAIC or any director or officer, unless SAIC has joined in or consented to the initiation of the claim, (ii) made on account of the indemnitee’s conduct which constitutes a breach of the indemnitee’s duty of loyalty to SAIC or its stockholders or is an act or omission not in good faith or involving intentional misconduct or a knowing violation of law or (iii) arising from the indemnitee’s purchase and sale of securities in violation of Section 16(b) of the Securities Exchange Act of 1934. Under the indemnification agreements, SAIC is not obligated to indemnify an indemnitee if the reviewing party, as provided under the agreements, determines that the indemnitee would not be permitted to be indemnified under applicable law, except if the indemnitee commences legal proceedings in the Delaware Court of Chancery to secure a determination that the indemnitee should be indemnified under applicable law, any such determination will not be binding until a final judicial determination is made.

Subject to receipt of an undertaking for repayment if the reviewing party determines that indemnification is not available under applicable law, SAIC is required to advance expenses to an indemnitee, including for an action to enforce the indemnitee’s rights to indemnification or recovery under any directors’ and officers’ liability insurance policy. If an indemnitee has commenced legal proceedings in the Delaware Court of Chancery, the indemnitee is not required to reimburse SAIC for any expense advance until a final judicial determination is made. The rights of the indemnitee under the indemnification agreements are not exclusive of other rights the indemnitee may have.

The indemnification agreements also provide that if SAIC maintains an insurance policy providing directors’ and officers’ liability insurance, the indemnitee will be covered by such policy in accordance with its terms to the maximum extent of the coverage available for any SAIC director or officer. If there is a potential change in control, SAIC must maintain in force all insurance policies then maintained providing directors’ and officers’ liability insurance, in respect of the indemnitee, for a period of at least two years after the end of current policy period then in effect, subject to specified limitations and conditions.

(b) On November 3, 2005, Deborah H. Alderson, Lawrence B. Prior III and Theoren P. Smith III were named as executive officers of SAIC. SAIC entered into a severance agreement with each of Deborah H. Alderson and Steven P. Fisher on November 21, 2005 and with each of Lawrence B. Prior III and Theoren P. Smith III on September 1, 2005. The following summary of the severance agreement is qualified in its entirety by reference to the form of severance agreement filed as Exhibit 10.2 to this report. The severance agreements provide that if the officer is involuntarily terminated without cause, or resigns for good reason within a 24-month period following a change of control of SAIC, the officer will be paid all accrued salary and a pro rata bonus for the year of termination and a single lump sum equal to three times the officer’s then current salary and bonus amount. The officer will also receive for the 36 months following termination such life insurance, disability, medical, dental, hospitalization, financial counseling and tax consulting benefits as are provided to other similarly situated executives who continue in the employ of SAIC and up to 12 months of outplacement counseling. Vesting will be accelerated as provided in SAIC’s various equity incentive and deferral plans. If an excise tax would be imposed under the Internal Revenue Code on the payments received by an officer under the severance agreement, the officer may elect to receive the full value of the severance payments and pay the excise tax or have the severance payments reduced to the extent necessary to avoid an excise tax. The agreements expire on December 31, 2006 but will automatically renew for an additional year unless either party provides written notice of non-renewal by October 1 of such year.

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits

The following exhibits are filed with this current report:

Exhibit 10.1	Form of Indemnification Agreement

Exhibit 10.2	Form of Severance Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

(Registrant)	SCIENCE APPLICATIONS
INTERNATIONAL CORPORATION

Date: November 22, 2005		By	/s/ Douglas E. Scott
Douglas E. Scott
	Its:	Senior Vice President
General Counsel and Secretary